Exhibit (l)(2)

Nelson Mullins Riley & Scarborough LLP Attorneys and Counselors at Law 101 Constitution Avenue, NW / Suite 900 / Washington, DC 20001 Tel: 202.712.2800 Fax: 202.712.2857 www.nelsonmullins.com

May 12, 2017

Monroe Capital Corporation

311 South Wacker Drive, Suite 6400

Chicago, Illinois 60606

Re:	Registration Statement on Form N-2: File No. 333-216665

We have acted as counsel to Monroe Capital Corporation, a Maryland corporation (the “Company”), in connection with the preparation and filing of a Registration Statement on Form N-2 (Registration No. 333-216665), and all amendments thereto (the “Registration Statement”), with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), and under the Investment Company Act of 1940, as amended (the “Investment Company Act”), relating to the proposed offering from time to time of up to $50.0 million of the Company’s common stock, par value $0.001 per share (the “Shares”).

The Shares are to be issued in a continuous “at the market” offering, as described in the prospectus supplement, dated as of May 12, 2017, filed with the Commission pursuant to Rule 497 under the Securities Act (the “Prospectus Supplement”). The Shares are to be sold by the Company pursuant to at the market issuance sales agreements (collectively, the “Sales Agreements”), each dated as of May 12, 2017, by and among the Company, Monroe Capital BDC Advisors, LLC and Monroe Capital Management Advisors, LLC, and each of FBR Capital Markets & Co. and JMP Securities LLC, as agents.

In rendering the opinion expressed below, we have examined and relied on originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for rendering this opinion, including the following documents:

(i)	the Registration Statement;

(ii)	the Prospectus Supplement;

(iii)	the Sales Agreements;

Monroe Capital Corporation

May 12, 2017

(iv)	the Amended and Restated Articles of Incorporation of the Company, certified by the State Department of Assessments and Taxation of Maryland (the “SDAT”) as of a recent date;

(v)	the Bylaws of the Company;

(vi)	a certificate of good standing with respect to the Company issued by the SDAT dated May 12, 2017;

(vii)	resolutions of the board of directors of the Company relating to, among other things, the authorization and issuance of the Shares (collectively, the “Resolutions”); and

(viii)	such other documents and matters as we have deemed necessary or appropriate to express the opinion set forth below.

As to the facts upon which this opinion is based, we have relied, to the extent we deem proper, upon certificates of public officials and certificates and written statements of officers, directors, employees and representatives of the Company.

In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as original documents and the conformity to original documents of all documents submitted to us as copies. In addition, we have assumed the legal capacity of natural persons and the legal power and authority of all persons signing on behalf of the parties to all documents (other than the Company).

Based on the foregoing, and subject to the further assumptions and qualifications set forth in this letter, it is our opinion that following (i) execution and delivery of the Sales Agreements by the parties thereto, (ii) issuance of the Shares pursuant to the terms of the Sales Agreements, and (iii) receipt by the Company of the consideration for the Shares set forth in the Resolutions, the issuance and sale of the Shares will have been duly authorized, and the Shares will be validly issued, fully paid and nonassessable.

The opinion expressed herein is limited to the General Corporation Law of the State of Maryland.

This opinion letter has been prepared for your use solely in connection with the Registration Statement. We assume no obligation to advise you of any changes in the foregoing subsequent to the date of this opinion.

Monroe Capital Corporation

May 12, 2017

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus which forms a part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Nelson Mullins Riley & Scarborough LLP

Nelson Mullins Riley & Scarborough LLP